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                                                                    EXHIBIT 99.1



Geron Corporation
200 Constitution Drive
Menlo Park,  CA 94025
Tel:     (415) 473-7700
Fax:     (415) 473-7750




(BW)(GERON/PHARMACIA-&-UPJOHN)(GERN) Geron and Pharmacia & Upjohn to collaborate on new class of anticancer drugs; Collaboration focuses on Telomerase Inhibition Therapy

             Business Editors and Medical Writers

             MENLO PARK, Calif.--(BUSINESS WIRE)--Dec. 23, 1996--Geron Corporation (NASDAQ:GERN) today announced that it has signed a Heads of Agreement with Pharmacia & Upjohn to collaborate in the discovery, development and commercialization of a new class of anticancer drugs.

             The Heads of Agreement, which is non-binding, states that Geron and Pharmacia & Upjohn will use their best efforts to complete negotiations of a definitive agreement. The companies have also signed a Stock Purchase Agreement which provides for an initial equity investment of $2 million in Geron by Pharmacia & Upjohn. The definitive agreement will also include provisions for additional equity, research support and milestone payments. Geron will also receive royalties on sales and U.S. co-promotion rights.

             The collaboration covers a class of anticancer drugs that inhibit telomerase, an enzyme highly associated with cancer in humans. The enzyme exhibits an essential genetic function for maintaining cancer cell immortality, making it a promising target for cancer diagnostics and therapeutics.

             The collaboration with Pharmacia & Upjohn strategically and financially complements Geron's existing alliance, which was a $30 million transaction with Kyowa Hakko Kogyo Co., Ltd., a leading oncology company in Japan.

             "Telomerase is an interesting target for the development of new therapeutics with the potential for substantially improved specificity and efficacy in many different types of cancer," stated Terje Kalland, Pharmacia & Upjohn Oncology vice president. "This strategic partnership indicates Pharmacia & Upjohn's commitment to enhancing its position as a worldwide leader in the cancer field."
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         According to Ronald W. Eastman, president and chief executive officer of Geron, "The alliance with one of the world's leading oncology companies brings important resources to Geron's telomerase inhibition program. Pharmacia & Upjohn's substantial experience in the development and commercialization of oncology drugs will be valuable in our collaboration to establish telomerase inhibition as a new approach to cancer treatment."

             Pharmacia & Upjohn, Inc., is a research-based pharmaceutically focused company dedicated to helping people around the world live longer and fuller lives. The company was formed through a merger of Pharmacia AB and The Upjohn Company and began operating in November 1995. Pharmacia & Upjohn is a provider of human health care products and related products, and operates on a global basis. The company has a corporate management center in London and major research and manufacturing centers in the United States, Sweden and Italy.

             Geron Corporation is a biopharmaceutical company exclusively focused on discovering and developing therapeutic and diagnostic products based upon fundamental biological mechanisms underlying cancer and other age-related diseases.

             This press release may contain forward-looking statements which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the company's financial results are included in the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

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             CONTACT:               Geron Corporation
                                    David Greenwood, 415/473-7700
                                            or
                                    StratiPoint Group (Media Inquiries)
                                    Mike Jackman, 415/388-3216
                                    Carole Melis, 415/326-0420
                                            or
                                    Burns McClellan (Investor Inquiries)
                                    Lisa Burns or John Nugent, 212/505-1919